As filed with the Securities and Exchange Commission on December 24, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

I-FLOW CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0121984
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

20202 Windrow Drive
Lake Forest, California 92630
(949) 206-2700
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Donald M. Earhart
Chief Executive Officer
I-Flow Corporation
20202 Windrow Drive
Lake Forest, California 92630
(949) 206-2700
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copy to:
Mark W. Shurtleff, Esq.
Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
(949) 451-3800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(The facing page is continued on the following page)

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount		Proposed Maximum	Proposed Maximum
of Securities	to be		Offering Price Per	Aggregate		Amount of
to be Registered(1)	Registered		Security (2)	Offering Price (2)		Registration Fee

Preferred Stock(3), Common Stock(4), and Warrants	$50,000,000	(5)(6)	N/A	$50,000,000	(5)(6)	$4,045

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	The proposed offering price per unit will be determined from time to time by I-Flow Corporation in connection with the sale by I-Flow Corporation of the securities registered hereunder.

(3)	Includes shares of preferred stock of I-Flow Corporation that may be issued upon exercise of warrants registered hereby.

(4)	Includes shares of common stock of I-Flow Corporation that may be issued upon conversion of preferred stock or upon exercise of warrants registered hereby. There is being registered hereunder an indeterminate number of shares of common stock of I-Flow Corporation as may be sold from time to time by I-Flow Corporation, including shares of other classes or series of common stock of I-Flow Corporation that may be issued upon reclassification of unissued, authorized common stock of I-Flow Corporation. Each share of common stock of I-Flow Corporation includes a right to purchase one-thousandth of a share of its Series A Junior Participating Cumulative Preferred Stock or common stock pursuant to the Rights Agreement between I-Flow Corporation and American Stock Transfer & Trust Company, as Rights Agent.

(5)	Exclusive of accrued dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(6)	In no event will the aggregate maximum offering price of all securities issued by I-Flow Corporation, from time to time, pursuant to this registration statement exceed $50,000,000. Such amount represents the offering price of any preferred or common stock and the issue price of any warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 24, 2003

PROSPECTUS

$50,000,000

Preferred Stock
Common Stock
Warrants

I-FLOW CORPORATION

     This prospectus provides a general description of our preferred stock, common stock, and warrants that may be offered hereunder from time to time. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

     The aggregate initial offering price of all securities sold by I-Flow Corporation under this prospectus will not exceed $50,000,000.

     Our common stock is traded on the Nasdaq National Market under the symbol “IFLO.”

     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ___, 2003

ABOUT THIS PROSPECTUS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
EXPERTS
LEGAL MATTERS
FORWARD-LOOKING STATEMENTS
EXHIBIT 5.1
EXHIBIT 23.2

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	8
DESCRIPTION OF SECURITIES	8
PLAN OF DISTRIBUTION	12
WHERE YOU CAN FIND MORE INFORMATION	13
INCORPORATION OF DOCUMENTS BY REFERENCE	14
EXPERTS	14
LEGAL MATTERS	15
FORWARD-LOOKING STATEMENTS	15

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” and “our” refer to I-Flow Corporation, a Delaware corporation, and its predecessors and consolidated subsidiaries.

We have not authorized anyone to give any information or to make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. The aggregate offering price of all securities that we may sell under this prospectus will not exceed $50,000,000. Such amount may be sold from time to time in any combination of the securities listed below.

     The types of securities that we may offer and sell from time to time by this prospectus are:

•	our preferred stock;

•	our common stock; and

•	warrants entitling the holders to purchase our preferred stock or common stock.

     We may sell these securities either separately or in units. The preferred stock issued may be convertible into shares of our common stock or another series of preferred stock.

     This prospectus provides a general description of the securities we may offer hereunder. If required, each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents, or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents, or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

     In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus.

THE COMPANY

     I-Flow Corporation designs, develops, manufactures, and markets technically advanced, low-cost ambulatory drug delivery systems that seek to redefine the standard of care by providing life enhancing, cost effective solutions for pain management and infusion therapy. Our products are used in hospitals and other locations, including free-standing surgery centers and physicians’ offices.

     I-Flow currently manufactures a line of compact, portable infusion pumps, catheters, and pain kits that administer medication directly to the wound site as well as administer local anesthetics, chemotherapies, antibiotics, diagnostic agents, nutritional supplements, and other medications. We have continued to introduce into the market reliable, lightweight, portable infusion pumps that enable patients to live ambulatory and, therefore, more productive lifestyles. We sell and distribute our products throughout the United States, Canada, Europe, Asia, Mexico, Brazil,

Australia, New Zealand, and the Middle East. InfuSystem, Inc., a wholly-owned subsidiary of I-Flow, is primarily engaged in the rental of infusion pumps on a month-to-month basis for the oncology infusion therapy market for the treatment of cancer.

     I-Flow was incorporated in the State of California in July 1985. On July 30, 2001, I-Flow changed its state of incorporation to Delaware by merging into a wholly owned subsidiary incorporated in Delaware. Our corporate offices are located at 20202 Windrow Drive, Lake Forest, California 92630. Our telephone number is (949) 206-2700.

RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors related to the securities offered by this prospectus and to our business and operations. You should also carefully consider the other information contained or incorporated by reference in this prospectus before you decide to purchase our securities. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business could be harmed. If that happens, the trading price of our securities could decline, and you may lose all or part of your investment.

RISK FACTORS RELATING TO OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE

We have experienced net losses in prior years and have an accumulated deficit. Future losses are possible.

     As of September 30, 2003, our accumulated deficit was approximately $15,888,000. We had net income/(losses) of $1,612,000, $1,267,000, and ($3,035,000) for the years ended December 31, 2000, 2001, and 2002, respectively. We had a net loss of $347,000 for the nine-month period ended September 30, 2003. We may not achieve or maintain profitability in the future, and further losses may arise.

     For example, during the nine-month period ended September 30, 2003, our total costs and expenses increased by an amount greater than the increase in revenues, compared to the nine-month period ended September 30, 2002. There can be no assurance that our future revenue growth, if any, will be greater than the growth of our costs and expenses. If the increase in our total costs and expenses continues to be greater than any increase in our revenues, we will not be profitable.

We may need to raise additional capital in the future to fund our operations. We may be unable to raise funds when needed or on acceptable terms.

     During the nine-month period ended September 30, 2003, our operating activities used cash of $237,000 and our investing activities (primarily property acquisitions) used an additional $3,207,000 in the same period. As of September 30, 2003, we had cash on hand of $11,269,000, net accounts receivable of $11,860,000, and total debt of $5,000. We believe our current funds, together with possible additional borrowings on our existing lines of credit and other bank loans, are sufficient to provide for our projected needs to maintain operations for the next 12 months. This estimate, however, is based on assumptions that may prove to be wrong. If our assumptions are wrong or if we experience further losses, we may be required to curtail our operations and to seek additional financing.

     Any additional equity financings may be dilutive to our existing stockholders and involve the issuance of securities that may have rights, preferences, or privileges senior to those of our current stockholders. A debt financing, if available, may involve restrictive covenants on our business that could limit our operational and financial flexibility, and the amount of debt incurred could make us more vulnerable to economic downturns or operational difficulties and limit our ability to compete. Furthermore, financing may not be available when needed and may not be on terms acceptable to us.

We have invested substantial resources into the sales and marketing of the ON-Q® Post-Operative Pain Relief System. If this product does not achieve significant clinical acceptance or if our direct sales strategy is not successful, our financial condition and operating results will be adversely affected.

     Our current strategy assumes that the ON-Q Post-Operative Pain Relief system will be used in a significant number of surgical cases, ultimately becoming the standard of care for many common procedures. We have invested, and continue to invest, a substantial portion of our resources into the establishment of a direct sales force for the sales and marketing of the ON-Q system. During the nine months ended September 30, 2003, we invested approximately $10,500,000 in the sales and marketing of ON-Q. A failure of the ON-Q product to achieve and maintain a significant market presence, or the failure to successfully implement our direct sales strategy, will have a material adverse effect on our financial condition and results of operations.

Our products are highly regulated by a number of governmental agencies. Any changes to the existing rules and regulations of these agencies may adversely impact our ability to manufacture and market our products.

     Our activities are regulated by the Food, Drug and Cosmetic Act. Under the Food, Drug and Cosmetic Act, we are required, among other matters, to register our facilities and to list our devices with the United States Food and Drug Administration (the “FDA”), to file notice of our intent to market certain new products under Section 510(K) of the Food, Drug and Cosmetic Act, to track the location of certain of our products, and to report any incidents of death or serious injury relating to our products. If we fail to comply with any of these regulations, or if the FDA subsequently disagrees with the manner in which we sought to comply with these regulations, we could be subjected to substantial civil and criminal penalties and a recall, seizure, or injunction with respect to the manufacture or sale of our products.

     Each state also has similar regulations. For example, in California, we are subject to annual production-site inspections in order to maintain our manufacturing license. State regulations also specify standards for the storage and handling of certain chemicals and disposal of their wastes. We are also required to comply with federal, state, and local environmental laws. Our failure to comply with any of these laws could expose us to material liabilities.

     Products intended for foreign export are subject to additional regulations, including compliance with ISO 9000. In May 1995, we received ISO 9001 certification, which indicates that our products meet specified uniform standards of quality and testing. We also were granted permission to use the CE mark on certain of our products, which reflects approval of our products for export into 18 member countries of the European Community. In December 1996, the operations of Block Medical de Mexico, S.A. de C.V., a wholly owned subsidiary (“Block Medical”), including its manufacturing facility, were added to our ISO certification and we received permission to use the CE mark on all disposable elastomeric products manufactured by us. If we fail to comply with foreign regulations or to maintain ISO certification or CE approval, the sale of our products could be suspended in one or more of our foreign markets.

     Furthermore, federal, state, local, or foreign governments may enact new laws, rules and regulations that may adversely impact our ability to manufacture and market infusion devices by, for example, increasing our costs. Any impairment of our ability to market our infusion devices or other products could have a material adverse effect on our financial condition and results of operations.

Our compliance with laws frequently involves our subjective judgment. If we are wrong in any of our interpretations of the laws, we could be subjected to substantial penalties for noncompliance.

     In the ordinary course of business, management frequently makes subjective judgments with respect to complying with the Food, Drug and Cosmetic Act, as well as other applicable state, local and foreign laws. If any of these regulatory agencies disagrees with our interpretation of, or objects to the manner in which we have attempted to comply with, the applicable law, we could be subjected to substantial civil and criminal penalties and a recall, seizure, or injunction with respect to the manufacture or sale of our products. These types of actions against us or our products could have a material adverse effect on our financial condition and results of operations.

Our intangible assets are subject to potential impairment charges that would adversely affect our net income.

     As of September 30, 2003, $2,639,000 of our assets consisted of goodwill, an intangible asset acquired through the acquisition of our wholly owned subsidiary, InfuSystem, Inc. (“InfuSystem”). The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our financial statements. For example, we review the recoverability of the carrying value of goodwill on an annual basis or more frequently if an event occurs or circumstances change to indicate that an impairment of goodwill has possibly occurred. We also compare market value to book value to determine whether or not any potential impairment of goodwill exists. In fiscal year 2002, we wrote-off $3,474,000 of goodwill related to past acquisitions other than InfuSystem. We cannot guarantee that there will be no additional impairment in the future related to InfuSystem or other acquisitions we may make in the future. Any impairment charge will adversely affect our net income.

Our customers frequently receive reimbursement from private insurers and governmental agencies. Any change in the overall reimbursement system may adversely impact our business.

     The health care reimbursement system is in a constant state of change. Changes often create financial incentives and disincentives that encourage or discourage the use of a particular type of product, therapy, or clinical procedure. Market acceptance and sales of our products may be adversely affected by changes or trends within the reimbursement system. Changes to the health care system that favor technologies other than ours or that reduce reimbursements to providers or treatment facilities that use our products may adversely affect our ability to sell our products profitably.

     Hospitals, alternate care site providers, and physicians are heavily dependent on payment for their services by private insurers and governmental agencies. Changes in the reimbursement system could adversely affect our participation in the industry. Our products fall into the general category of infusion devices and related disposable products with regard to reimbursement issues. Except for payments made to our InfuSystem subsidiary, reimbursements are not paid directly to us. Rather, users of the product (i.e., healthcare providers) will often request that their patients’ health insurance provider provide them some form of reimbursement for the disposables that are consumed in therapy.

     We believe that the current trend in the insurance industry (both private and governmental) has been to eliminate cost-based reimbursement and to move towards fixed or limited fees for service, thereby encouraging providers to use the lowest cost method of delivering medications. This trend may discourage the use of our products, create downward pressure on our average prices, and, ultimately, negatively affect our revenues.

     InfuSystem depends primarily on third-party reimbursement for the collection of its revenues. InfuSystem is paid directly by third-party payors, often on a fixed fee basis, for infusion services provided to its customers. InfuSystem’s revenues comprised 26% of our consolidated revenues for the nine-month period ended September 30, 2003. If the average fees allowable by insurance carriers were reduced, the negative impact on revenues of InfuSystem could have a material adverse effect on our financial condition and results of operations.

Our industry is intensely competitive and changes rapidly. If we are unable to maintain a technological lead over our competitors, our business operations will suffer.

     The drug infusion industry is highly competitive. We compete in this industry based primarily on price, service, and product performance. Some of our competitors have significantly greater resources than we do for research and development, manufacturing, marketing and sales. As a result, they may be better able to compete for market share, even in areas in which our products may be superior. We continue our efforts to introduce clinically effective, cost-efficient products into the market, but the industry is subject to technological changes and we may not be able to maintain any existing technological advantage long enough to establish our products and to sustain profitability. If we are unable to effectively compete in our market, our financial condition and results of operations will materially suffer.

We rely on independent suppliers for parts and materials necessary to assemble our products. Any delay or disruption in the supply of parts may prevent us from manufacturing our products and negatively impact our operations.

     While we perform final assembly and testing of our completed infusion systems, certain component parts, as well as molded products, are obtained from outside vendors based on our specifications. The loss or breakdown of our relationships with these outside vendors could subject us to substantial delays in the delivery of our products to customers. Significant delays in the delivery of our products could result in possible cancellation of orders and the loss of customers. Furthermore, we have numerous suppliers of components and materials that are sole-source suppliers. Because these suppliers are the only vendors with which we have a relationship for that particular component or material, we may be unable to produce and sell products if one of these suppliers becomes unwilling or unable to deliver components or materials meeting our specifications. Our inability to manufacture and sell products to meet delivery schedules could have a material adverse effect on our reputation in the industry, as well as our financial condition and results of operations.

If one of our products proves to be defective or is misused by a healthcare practitioner or patient, we may be subject to claims of liability that could adversely affect our financial condition and the results of our operations.

     A defect in the design or manufacture of our products, or a failure of our products to perform for the use that we specify, could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise. Misuse of our product by a practitioner or patient that results in injury could similarly subject us to claims of liability. We currently have in place product liability insurance in the amount of $5,000,000 for liability losses, including legal defense costs. Any substantial underinsured loss would have a material adverse effect on our financial condition and results of operations. Furthermore, any impairment of our reputation could have a material adverse effect on our sales, revenues, and prospects for future business.

We are dependent on our proprietary technology and the patents, copyrights, and trademarks that protect our products. If competitors are able to independently develop products of equivalent or superior capabilities, the results of our operations could be adversely impacted.

     We rely substantially on proprietary technology and capabilities. We have filed patent applications in the United States for substantially all of our products. As of December 1, 2003, we held approximately 40 patents, including patents that relate to both the ON-Q Pain Relief System and the Soaker™ catheter. We have also filed for intellectual property rights protection in all foreign countries in which we currently derive significant revenue. Our patents generally expire between 2009 and 2015, with the most significant patents expiring in 2009. Without sufficient intellectual property protection, our competitors may be able to sell products identical to ours and cause a downward pressure on the selling price of our products.

     There can be no assurance that pending patent or trademark applications will be approved or that any patents will provide competitive advantages for our products or will not be challenged or circumvented by competitors. Our competitors may also independently develop products with equivalent or superior capabilities or otherwise obtain access to our capabilities.

We manufacture the majority of our products in Mexico. Any difficulties or disruptions in the operation of our plant may adversely impact our operations.

     The majority of our products are manufactured by Block Medical de Mexico, S.A. de C.V, a wholly owned subsidiary. We may encounter difficulties with the uncertainties inherent in doing business in a foreign country, including economic, political, and regulatory uncertainties. Our stockholders’ equity may also be adversely affected by unfavorable translation adjustments arising from differences in exchange rates from period to period. In addition, we have not and currently do not hedge or enter into derivative contracts in an effort to address foreign exchange risk. If there are difficulties or problems in our Mexico facility, or other disruptions in our production and delivery process affecting product availability, these difficulties could have a material adverse effect on our business, financial condition, and results of operations.

A significant portion of our sales is to customers in foreign countries. We may lose revenues, market share, and profits due to exchange rate fluctuations and other factors related to our foreign business.

     In the nine months ended September 30, 2003, sales to customers in foreign countries comprised approximately 19% of our revenues. Our foreign business is subject to economic, political, and regulatory uncertainties and risks that are unique to each area of the world. Fluctuations in exchange rates may also affect the prices that our foreign customers are willing to pay, and may put us at a price disadvantage compared to other competitors. Potentially volatile shifts in exchange rates may negatively affect our financial condition and operations.

We currently rely on two distributors for a significant percentage of our sales. If our relationship with these distributors were to deteriorate, our sales may materially decline.

     During the nine-month period ending September 30, 2003, sales to B. Braun Medical S.A. (France) and B. Braun Medical, Inc., a national U.S. distributor, accounted for approximately 10% and 5%, respectively, of our net revenues. Any deterioration in our relationship with B. Braun Medical S.A. or B. Braun Medical, Inc. could cause a material decline in our overall sales and a material adverse effect on our business.

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates, judgments, and assumptions that may ultimately prove to be incorrect.

     The accounting estimates and judgments that management must make in the ordinary course of business affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. If the underlying estimates are ultimately proven to be incorrect, subsequent adjustments could have a material adverse effect on our operating results for the period or periods in which the change is identified. Additionally, subsequent adjustments could require us to restate our financial statements. Restating financial statements could result in a material decline in the price of our stock.

RISK FACTORS RELATED SPECIFICALLY TO OUR COMMON STOCK

The average trading volume for our common stock is relatively low when compared to most larger companies. As a result, there may be less liquidity and more volatility associated with our common stock, even if our business is doing well.

     Our common stock has been traded publicly since February 13, 1990, and since then has had only a few market makers. The average daily trading volume for our shares during the month of November 2003 was approximately 198,226 shares. There can be no assurance that a more active or established trading market for our common stock will develop or, if developed, will be maintained.

     The market price of our common stock has been and is likely to continue to be highly volatile. For example, in the months of September, October, and November 2003, the highest reported sale price for the month was an average of 43% higher than the lowest reported sale price for the month. Market prices for securities of biotechnology and medical device companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that appear unrelated to the operating performance of particular companies. The following factors, among others, can have a significant effect on the market price of our securities:

•	announcements of technological innovations, new products, or clinical studies by us or others;

•	government regulation;

•	developments in patent or other proprietary rights;

•	future sales of substantial amounts of our common stock by existing stockholders or by us; and

•	comments by securities analysts and general market conditions.

     The realization of any of the risks described in these “Risk Factors” could have a negative effect on the market price of our common stock.

In the future, our common stock may be removed from listing on the Nasdaq quotation system and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our stock.

     If our common stock is no longer traded on a national trading market, it may be more difficult for you to sell shares that you own, and the price of our common stock would likely be negatively affected. Currently, our common stock is traded on the Nasdaq National Market. Nasdaq has a number of continued listing requirements, including a minimum trading price requirement. Failure to comply with any Nasdaq continued listing requirement could cause our common stock to be removed from listing on Nasdaq. Should this occur, we may not be able to secure listing on other exchanges or quotation systems, and this would have a material adverse effect on the price and liquidity of our common stock.

Future sales of our common stock by existing stockholders could negatively affect the market price of our stock and make it more difficult for us to sell stock in the future.

     Sales of our common stock in the public market, or the perception that such sales could occur, could result in a decline in the market price of our common stock and make it more difficult for us to complete future equity financings. A substantial number of shares of our common stock and shares of common stock subject to outstanding warrants may be resold pursuant to currently effective registration statements. As of December 1, 2003, in addition to the shares to be sold in this offering, there are:

•	18,111,366 shares of common stock that have been issued in registered offerings and are freely tradable in the public markets,

•	250,011 shares of common stock underlying warrants which have been registered for resale under a Registration Statement on Form S-3 (Registration No. 333-109096);

•	151,000 shares of vested and unvested restricted common stock that have been issued under our restricted stock plans, and

•	an aggregate of 3,109,428 shares of common stock that may be issued on the exercise of stock options outstanding under our equity incentive plans.

     We cannot estimate the number of shares of common stock that may actually be resold in the public market because this will depend on the market price for our common stock, the individual circumstances of the sellers, and other factors. If stockholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could decline significantly.

Anti-takeover devices may prevent a sale, or changes in the management, of I-Flow.

     We have in place several anti-takeover devices, including a stockholder rights plan, that may have the effect of delaying or preventing a sale, or changes in the management, of I-Flow. For example, one anti-takeover device provides for a board of directors that is separated into three classes, with their terms in office staggered over three year periods. This has the effect of delaying a change in control of the board of directors without the cooperation of the incumbent board. In addition, our bylaws do not allow stockholders to call a special meeting of stockholders or act by written consent, and also require stockholders to give written notice of any proposal or director nomination to us within a specified period of time prior to any stockholder meeting.

     We may also issue shares of preferred stock without stockholder approval and upon terms that our board of directors may determine in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock, and the holders of such preferred stock could have voting, dividend, liquidation, and other rights superior to those of holders of our common stock.

We do not pay dividends and this may negatively affect the price of our stock.

     I-Flow has not paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. The future price of our common stock may be depressed because we do not pay dividends.

USE OF PROCEEDS

     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the continued development of our direct sales force for the sales and marketing of our ON-Q system and the acquisition of companies or operations in the medical device or related industries.

DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

CAPITAL STOCK

     On the date of this prospectus, our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following description of our capital stock sets forth general terms and provisions of our capital stock to which a prospectus supplement may relate. The following summary of our amended and restated certificate of incorporation and bylaws does not describe the amended and restated certificate of incorporation or bylaws entirely. We urge you to read our amended and restated certificate of incorporation and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Incorporation of Documents by Reference” on page 14.

Common Stock

     Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law or specifically required by our amended and restated certificate of incorporation or bylaws. Special stockholder meetings may be called only by our board of directors, the chairman of the board of directors, or our president. Our amended and restated certificate of incorporation and bylaws provide that our stockholders may not act by written consent. In addition, our bylaws include an advance notice procedure with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors, and with regard to matters to be brought before an annual or special meeting of stockholders. Our amended and restated certificate of incorporation provides that bylaws may not be adopted, altered, amended, or repealed by our stockholders except by the vote of the holders of not less than 80% of the outstanding stock entitled to vote upon the election of directors.

     Dividends and Other Rights. Holders of our common stock are entitled to receive, as, when and if declared by the board of directors from time to time, dividends and other distributions in cash, stock, or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to preferred stock that may be issued and outstanding. In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock, if any, have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution. Our common stock has no preemptive, subscription, redemption, or conversion rights. There are no sinking fund provisions applicable to our common stock.

     Classified Board of Directors. Our amended and restated certificate of incorporation provides for a classified board of directors. Our board is classified into three classes, each as nearly equal in number as possible. At each annual meeting, the successors to the class of directors whose terms expire at that meeting are elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified. Delaware law provides that, unless the amended and restate certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. Our amended and restated certificate of incorporation does not provide otherwise. Therefore, our directors may only be removed for cause.

     Rights Plan. Each outstanding share of our common stock is accompanied by a right to purchase our preferred stock, our common stock, or the common stock of a successor company pursuant to the terms of a stockholder rights agreement. Please refer to the discussion under the heading “I-Flow Corporation Rights Plan” on page 10 for more information about our rights plan.

     Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. Delaware law, the existence of our Rights Plan, and the provisions of our amended and restated certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

     Transfer Agent. American Stock Transfer & Trust Company is the Transfer Agent and Registrar for the shares of our common stock.

Preferred Stock

     Our amended and restated certificate of incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to determine the powers, designations, rights, preferences, privileges, qualifications, and restrictions thereof, including dividend rights, conversion or exchange rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund provisions, any or all of which may be greater than the rights of our common stock. We filed a certificate of designation with the Secretary of State of the State of Delaware in connection with the adoption of our stockholder rights plan that designates 300,000 shares of our preferred stock as Series A Junior Participating Cumulative Preferred Stock. Our rights plan is discussed below under the heading “I-Flow Corporation Rights Plan.” At the date of this prospectus, no shares of our preferred stock are outstanding.

     The applicable prospectus supplement will describe the terms of each series of preferred stock, including:

•	the designation of the series and the number of shares offered;

•	the amount of the liquidation preference per share;

•	the initial public offering price of the shares to be sold;

•	the dividend rate applicable to the series;

•	the dates upon which dividends will be payable and the dates from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any anti-dilution provisions;

•	any additional voting and other rights, preferences, privileges and restrictions;

•	any listing of the series on an exchange;

•	the relative ranking of the series as to dividend rights and rights upon liquidation, dissolution, or winding up of I-Flow; and

•	any other material terms of the series.

     Our board of directors, without further stockholder approval, could issues a series of preferred stock with voting, conversion, and other rights that could adversely affect the voting power and other rights of the holders of our common stock. The issuance of preferred stock in certain circumstances could have the effect of delaying, deferring, or preventing a change in control of I-Flow, or could discourage bids for our common stock, even when a majority of our stockholders believe that such an acquisition would be in their best interests or would receive a premium for their stock over the then current market price. The issuance of a series of preferred stock could also adversely affect the market price of our common stock. Our board of directors will issue such a series of preferred stock only if it determines that such an issuance is in the best interests of I-Flow and its stockholders.

Effect of New Issuance

     If our board of directors were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of I-Flow; or

•	limit the price that investors are willing to pay in the future for our existing common stock.

I-Flow Corporation Rights Plan

     On February 26, 2002, our board of directors authorized and declared a dividend of one right for each share of our common stock. On March 8, 2002, we entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, and filed a Certificate of Designation with the State of Delaware regarding our Series A Junior Participating Cumulative Preferred Stock. We paid the rights dividend to the holders of record of common stock as of the close of business on March 15, 2002. Common stock certificates issued after March 15, 2002, and prior to the Distribution Date (as defined in the Rights Agreement), contain a notation incorporating the Rights Agreement by reference. Currently, there are no separate rights certificates. Each right is attached to each share of our common stock and trades automatically with the common stock. Rights will not be separable from common stock or exercisable unless specified events described in the Rights Agreement occur. Upon the occurrence of the events described in the Rights Agreement, the rights will separate from the common stock and may thereafter become exercisable to purchase additional securities. The Rights Agreement can be found in the documents that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Incorporation of Documents by Reference” on page 14.

DESCRIPTION OF WARRANTS

Terms of Warrants

     A prospectus supplement may relate to warrants that we may issue for the purchase of our preferred stock, common stock, or units of both of these types of securities. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including: the date on which the right to exercise the warrants will commence and the date on which the right will expire, the maximum or minimum number of the warrants which may be exercised at any time, and any limitations relating to the exchange and exercise of such warrants;

•	in the case of warrants to purchase our preferred or common stock, any provisions for adjustment of the number or amount of shares of our preferred or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion, and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	if applicable, the number of warrants issued with each share of our preferred or common stock, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants.

Exercise of Warrants

     Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Upon receipt of payment and a properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including, the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise. Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations.

PLAN OF DISTRIBUTION

     The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

     Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. The compensation may be in the form of discounts, concessions, or commissions to be received from us, from the purchasers of the securities, or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions, or commissions. Any underwriters, dealers, agents, or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

     Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer, or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers, or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

     The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the Nasdaq National Market or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

     If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

     To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

     Agents, underwriters, and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, as amended, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters, or dealers, or their respective affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     Our common stock is listed on the Nasdaq National Market. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

     Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) registering the securities that may be offered and sold hereunder. The registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, and other information about issuers, like I-Flow Corporation, which file information and reports electronically with the SEC.

     The address of that web site is www.sec.gov. The periodic reports, proxy statements, and other materials that we file with the SEC can also be found on our web site at www.iflo.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC permits us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

3.	Our Proxy Statement dated April 4, 2003;

4.	Our Current Reports on Form 8-K filed on April 29, 2003, July 29, 2003, September 3, 2003, and November 17, 2003, and our Current Report on Form 8-K/A filed on December 10, 2003; and

5.	The descriptions of our capital stock contained in our Registration Statements on Form 8-A including any amendments or reports filed for the purpose of updating such descriptions.

     We also incorporate by reference all documents that we file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary
20202 Windrow Drive
Lake Forest, California 92630
(949) 206-2700

     Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from I-Flow Corporations’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP has rendered an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that express our opinions about trends and factors that may impact future operating results. Statements that use words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” or “estimates” or use similar expressions are intended to identify forward-looking statements.

     Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by us in this report which seek to advise interested parties of the risks and other factors that affect our business. Interested parties should also review our reports on Forms 10-K, 10-Q, and 8-K and other reports that are periodically filed with the Securities and Exchange Commission. The risks affecting our business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this report or elsewhere, should be considered in context with the various disclosures made by us about our business.

$50,000,000

Preferred Stock

Common Stock
Warrants

I-FLOW CORPORATION

PROSPECTUS

December ____, 2003

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Company in connection with the offering of the securities registered hereby. All amounts are estimated except for the SEC registration fee.

SEC Registration Fee	$4,045
Printing Expenses	$30,000
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$20,000
Miscellaneous	$10,000

Total	$104,045

Item 15. Indemnification of Directors and Officers.

     I-Flow Corporation is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     In the case of suits not brought in the name of the I-Flow Corporation, Article VII of the Company’s bylaws provides that the Company shall indemnify any officer, director, employee or agent of the Company against costs of defending or settling any threatened, pending or completed lawsuit or proceeding brought by reason of the officer, director, employee or agent’s service to the Company, provided that the officer, director, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and in the case of any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of suits brought in the name of I-Flow Corporation, Article VII of the Company’s bylaws provides that the Company shall indemnify any officer, director, employee, or agent of the Company against any costs of defending or settling any threatened, pending or completed suit or proceeding by reason of the officer, director, employee or agent’s service to the Company, provided that the officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and also provided that indemnification in the event that the officer, director, employee or agent is found liable is permitted only as determined by a court as fair and reasonable under the circumstances. Expenses of officers, directors, employees or agents of the Company incurred in connection with any of the above proceedings may be advanced by the Company prior to a final resolution of any such action or proceeding.

     I-Flow Corporation has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the DGCL and the Company’s bylaws, subject to certain exceptions. The indemnification agreements may require the Company, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that the Company will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. The Company also maintains directors’ and officers’ liability insurance.

Item 16. Exhibits.

     The Exhibit Index attached hereto is incorporated herein by reference.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on December 23, 2003.

I-FLOW CORPORATION

By:	/s/ Donald M. Earhart

Donald M. Earhart Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Donald M. Earhart, James J. Dal Porto, and James R. Talevich, and each of them, with full power of substitution and resubstitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related hereto filed pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND SIGNATURE	TITLE	DATE

/s/ Donald M. Earhart Donald M. Earhart	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	December 23, 2003

/s/ James J. Dal Porto James J. Dal Porto	Executive Vice President, Chief Operating Officer, and Director	December 23, 2003

NAME AND SIGNATURE	TITLE	DATE

/s/ James R. Talevich James R. Talevich	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 23, 2003

/s/ Henry Tsutomu Tai Henry Tsutomu Tai, Ph.D., M.D.	Secretary and Director	December 23, 2003

/s/ Jack H. Halperin Jack H. Halperin, Esq.	Director	December 23, 2003

/s/ Joel S. Kanter Joel S. Kanter	Director	December 23, 2003

/s/ Erik H. Loudon Erik H. Loudon	Director	December 23, 2003

/s/ John H. Abeles John H. Abeles, M.D.	Director	December 23, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting or Distribution Agreement*

3.1	Amended and Restated Certificate of Incorporation of I-Flow Corporation (1)

3.2	Bylaws of I-Flow Corporation (2)

4.1	Rights Agreement dated March 8, 2002 between I-Flow Corporation and American Stock Transfer & Trust Company (3)

4.2	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of I-Flow Corporation (3)

4.3	Form of Specimen Common Stock Certificate (4)

4.4	Form of Specimen Preferred Stock Certificate*

4.5	Certificate of Designation of Preferred Stock of I-Flow Corporation*

4.6	Form of Warrant Agreement*

4.7	Form of Warrant*

5.1	Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent auditors

24.1	Power of Attorney (contained on signature page of this document)

*	To be filed as an amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated by reference herein.

(1)	Incorporated by reference to exhibit with this title previously filed with our Current Report on Form 8-K filed May 31, 2002.

(2)	Incorporated by reference to exhibit with this title previously filed with our Current Report on Form 8-K filed August 3, 2001.

(3)	Incorporated by reference to exhibit with this title previously filed with our Current Report on Form 8-K filed March 13, 2002.

(4)	Incorporated by reference to exhibit with this title previously filed with our Quarterly Report on Form 10-Q filed May 15, 2002.